Exhibit 10.18

SEPARATION AGREEMENT
Between Bank of Hawaii and Richard C. Keene dated February 21, 2007

This Separation Agreement (“Agreement”) is between Richard C. Keene (“you”) whose address is in Honolulu, Hawaii, and Bank of Hawaii Corporation and Bank of Hawaii (collectively, the “Bank”) of 130 Merchant Street, Honolulu, Hawaii 96813.  The purpose of this Agreement is to describe the terms of your separation and transition from employment with the Bank.

1.                                       Separation from Employment.  Your employment with the Bank will terminate on March 14, 2007.  The date of your termination is your “Separation Date”.  You will be relieved of all employment duties as of the Separation Date.  The Bank may advance your Separation Date to any date before March 14, 2007.

2.                                       Duties and Compensation Until Your Separation Date.  You agree to continue to work diligently in your current position through your Separation Date.  You acknowledge that the Bank may reduce or otherwise modify your employment duties during that time period, consistent with business needs and an orderly transition.

a.                                       You will be paid your normal salary and benefits through the Separation Date.  Your bonus under the 2006 Executive Incentive Plan (“EIP”) will be $200,000.  You will not participate in the 2007 EIP.

b.                                      In the event you voluntarily terminate employment prior to the Separation Date, you will receive only your salary and vested benefits through the date of your termination of employment.

c.                                       You acknowledge and agree that no compensation or other payment except as specified in this Agreement will be owed to you after the Separation Date.

3.                                       Return of Bank Materials upon Termination of Employment and Resignation from Positions.  On or prior to the Separation Date:

a.                                       You will return to the Bank any information you have about the Bank’s practices, customers, strategies, procedures, or trade secrets, including, but not limited to, customer data, lists, and accounts, growth plans, business plans, and marketing strategies (collectively, the “Bank Information”).  You will not retain any copies of the Bank Information in any form or medium.

b.                                      You will also return any Bank property you have, including American Express card, keys, cell phone, or other Bank equipment.

c.                                       You will resign any positions you hold as a director, officer, or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust, effective on the Separation Date.

d.                                      In the event your employment is terminated prior to your Separation Date (1) voluntarily or (2) for “cause” pursuant to Paragraph 5, you will comply with these requirements as of your termination date (“Termination Date”).

4.                                       Effect of this Agreement on Other Severance Arrangements.  Unless your employment is terminated for “cause” as defined in the next Paragraph, it will be terminated by way of resignation.  You understand and agree that you are not entitled to benefits under the Bank’s Basic Staff Severance Plan for termination by resignation.  By acceptance of this Agreement and in consideration of the monetary consideration provided to you under this Agreement (“Monetary Consideration”), you are waiving and releasing any claim for benefits under that Plan.  In addition, the Key Executive Change-in-Control Severance Agreement entered into by and between you and the Bank effective June 25, 2004, shall be deemed to have been terminated as of the Separation Date.  Furthermore, if a Change in Control occurs prior to your Separation Date and you become entitled to benefits under the Key Executive Change-in-Control Severance Agreement, you will receive the benefits under the Change-in-Control Severance Agreement, but will not be entitled to any of the benefits provided under this Agreement.  The Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, and will truthfully report, should unemployment compensation authorities ask, that the termination of your employment was voluntary (or involuntary, if termination was for “cause”).

5.                                       Termination for Cause.  You agree and understand that your employment with the Bank may be terminated with or without “cause” at any time on or before the Separation Date.  If you are terminated for “cause,” you will forfeit all Monetary Consideration that has not been paid to you as of the Termination Date.

a.                                       “Cause” is defined to include:  (1) your violation of the Bank’s Employee Handbook, to include the Bank’s Employee Code of Conduct (the “Code”), a copy of which has been provided to you; (2) your breach of the terms of this Agreement; (3) your failure to successfully complete your “year-end” objectives through the Separation Date, as determined by the Bank’s Chief Executive Officer; or (4) your violation of the Code of Business Ethics and Conduct of the New York Stock Exchange (the “NYSE Code”), a copy of which has been provided to you.  You understand and acknowledge that the provisions of the Code or the NYSE Code may be changed from time to time between the date on which you sign this Agreement (the “Execution Date”) and the Separation Date, and you agree that your violation of any of those changed provisions prior to the Separation Date will constitute grounds for terminating your employment for “cause”.

b.                                      Termination for “cause” may be with or without notice.

c.                                       Your duties under this Agreement, including the information disclosure restrictions in Paragraph 10 and the release of all claims in Paragraph 7 shall remain in the event you are terminated for “cause”.  You agree that your continued employment and/or other consideration received by you on or after the Execution Date shall be good and sufficient consideration to require your adherence to the promises you have made in this Agreement even if you are terminated for “cause” and forfeit any unpaid or unvested Monetary Consideration.

6.                                       Separation Payment.  If you perform your duties to the Bank’s satisfaction through March 14, 2007, and sign the Waiver and Release of Claims attached as Exhibit A to this Agreement (the “Release”), the Bank will pay you the separation payment outlined in this Paragraph 6.

a.                                       The Bank will pay you a separation payment of $400,000, less applicable federal and state income and employment taxes.  The Bank will pay you the separation payment in a single lump sum as soon as administratively practicable after your Separation Date.

b.                                      After the Separation Date, you will no longer be eligible for benefit accruals under any of the Bank’s tax-qualified retirement plans or nonqualified deferred compensation plans.  Any tax-qualified retirement plan benefits or nonqualified deferred compensation benefits will be governed by the terms of the applicable plan.  Any outstanding stock options or other equity awards will be governed by the terms of the applicable plan and grant agreement.  You will be entitled to continue coverage under the Bank’s group health plans in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  You will receive notice of your COBRA continuation rights.

7.                                       Waiver of any Claims You May Have.  You waive, release, and forego any and all claims that you have or might have through the Execution Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (the “Bank Releasees”), including without restriction any claims arising from or related to your employment with the Bank and/or your separation from employment with the Bank.

a.                                       The released claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state, or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims for compensation, to the extent permitted by law; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs.  THIS RELEASE COVERS ALL CLAIMS THAT ARE BASED UPON ANY EVENT THAT OCCURRED THROUGH THE EXECUTION DATE OF THIS AGREEMENT.

b.                                      You acknowledge that on or after your Separation Date you must execute a further Release covering claims from the Execution Date through your Separation Date in the form attached hereto as Exhibit A as a condition precedent to receiving the separation payment described in Paragraph 6.  The Release is expressly incorporated into this Agreement as part of the Agreement.

8.                                       How We Will Respond to Employment Verification Requests.  The Bank and you agree that any inquiries regarding verification of your employment will be handled through Bank of Hawaii, Human Resources.  As is its practice, Human Resources will only release information confirming your dates of employment and position title to requesters.  We will release additional information, as specifically requested, only if we are required to do so by law, regulation, or court order.

9.                                       Neither of Us Will Make Negative Comments About the Other.  The Bank agrees that neither its executive officers nor its directors will make any disparaging, negative, or derogatory statements about you.  You agree that you will not make any disparaging, negative, or derogatory comments about the Bank or the Bank Releasees.

10.                                 Your Agreement to Keep Secrets and Not To Compete.  You further agree as follows:

a.                                       Unless compelled by law, you will not disclose to others or use the Bank Information or any summary or derivative of that information.

b.                                      You acknowledge that your services under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and that you will have access to Bank Information of extremely confidential and sensitive nature crucial to the Bank’s success.  You further acknowledge and agree that if you were to engage in the conduct prohibited by this Paragraph 10, the Bank would be irreparably harmed.

c.                                       In consideration of our mutual promises and the Monetary Consideration, you agree that—for the duration of the term of your employment by the Bank and for a period of twenty-four (24) full months following the earlier of your Separation Date or Termination Date (the “Non-Compete Period”)—you will not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business in the state of Hawaii;

                                                provided, however, that you may purchase or otherwise acquire up to one percent of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  The term “Financial Institution” is defined as any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker, or other company or organization that competes in the state of Hawaii with the Bank or any of its subsidiaries or related companies or entities (the “Bank or Related Entities”).

d.                                      You agree that at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period you will not solicit business of the same or similar type being carried on by the Bank or Related Entities from any company, person, or entity known by you to be a customer of the Bank or Related Entities, whether or not you had personal contact with such company, person, or entity by reason of your employment with the Bank.

e.                                       You will not, whether for your own account or the account of any other person, at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Bank or in any manner induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

f.                                         You agree to notify the Bank in writing if you accept employment at any time between the Execution Date of this Agreement and twelve (12) full months following the end of the Non-Compete Period.  You further agree that the Bank may notify your new employer of the relevant terms of this Agreement pertaining to non-competition and non-solicitation and, at the Bank’s election, furnish the employer with a copy of this Agreement or relevant portions thereof.

11.                                 Cooperation.  You agree to cooperate fully with the Bank and its attorneys and other outside representatives in any litigation or investigation into matters about which you have knowledge.  You agree to fully disclose to the Bank all information that you have, to meet and confer with the Bank’s attorneys and representative, and to notify the Bank before responding to any requests for information about the Bank from governmental entities or other persons or entities outside of the Bank.  If the Bank requests you to testify or otherwise appear in Honolulu in connection with any litigation or investigation referred to in this Paragraph 11, the Bank will pay or reimburse you for reasonable airfare and hotel expenses in accordance with the Bank’s normal travel policy.

12.                                 Where Notices Are To Be Sent.  Any notice required or permitted by this Agreement shall be in writing and sent to the following: for you, Honolulu, Hawaii; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu, HI 96846-6000.

13.                                 Enforcing this Agreement.  To the fullest extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the consideration paid under this Agreement and to obtain all other relief provided by law or equity.  You acknowledge and agree that your breach of any promise pertaining to non-competition or non-solicitation in this Agreement will result in irreparable harm to the Bank for which it will have no adequate remedy at law and for which the Bank will be entitled to immediate injunctive relief.

14.                                 Interpretation of this Agreement.  In deciding any question about the parties’ intent in creating this Agreement, the following rules will be applied:

a.                                       If any covenant pertaining to non-competition or non-solicitation is held by a court to be unenforceable, the covenant, or portions thereof, upon motion by the Bank, may be excised or amended so as to render it enforceable while according the Bank the fullest protection permitted by law.  If any provision of this Agreement is deemed to be unlawful, the provision, upon motion by the Bank, will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.                                      The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are intended only to improve the readability of the Agreement, and not to alter its substance.

c.                                       This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under applicable federal and Hawaii state laws.

d.                                      This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.  This Agreement may only be amended in writing signed by both you and the Bank.

e.                                       This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

15.                                 Older Workers Benefit Protection Act Notice.  The following is required by the Older Workers Benefit Protection Act (“OWBPA”):

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Execution Date of the Agreement.  You have up to 21 days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days.  To properly weigh the advantages and disadvantages of signing this Agreement and waiving your

ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

To accept this Agreement, please date, sign, and return it to the Bank’s Executive Vice President & Director of Human Resources.  (An extra copy for your file is provided).  Once you do so, pursuant to the OWBPA, you will still have an additional seven days in which to revoke your acceptance.  To revoke, you must send the Bank’s Executive Vice President & Director of Human Resources a written statement of revocation by registered mail, return receipt requested.  If you revoke your acceptance of this Agreement, the Agreement will be void, and you will not receive the Monetary Consideration and other benefits provided under the Agreement.

BANK OF HAWAII CORPORATION and BANK OF HAWAII

By:	/s/ Allan R. Landon	Dated:	February 21, 2007
Allan R. Landon Chairman of the Board, CEO, and President

By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated:	2/21/07	/s/ Richard C. Keene
Richard C. Keene

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in the Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated:	2/21/07	/s/ Richard C. Keene
Richard C. Keene

EXHIBIT A

[To be executed on or after Separation Date]

WAIVER AND RELEASE OF CLAIMS THROUGH SEPARATION DATE

I agree that all applicable terms and conditions in my waiver and release of claims set forth in Paragraphs 7 and 15 of my Separation Agreement dated February 21, 2007, apply with respect to the period of my employment with the Bank from the Execution Date of the Agreement through my Separation Date.

UNDERSTOOD AND AGREED:

Richard C. Keene	Date

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in the Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Richard C. Keene	Date